UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2021

The Williams Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-4174	73-0569878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Williams Center Tulsa, Oklahoma	74172-0172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 573-2000

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	WMB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into Material Definitive Agreement.

Senior Notes Offering

On October 8, 2021, The Williams Companies, Inc. (the “Company”) completed a registered offering (the “Offering”) of $600 million aggregate principal amount of its 2.600% Senior Notes due 2031 (the “New 2031 Notes”) and $650 million aggregate principal amount of its 3.500% Senior Notes due 2051 (the “2051 Notes” and, together with the New 2031 Notes, the “Notes”). The New 2031 Notes are an additional issuance of the $900 million aggregate principal amount of the Company’s 2.600% Senior Notes due 2031 issued on March 2, 2021 and will trade interchangeably with such notes. The Offering has been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-3 (Registration No. 333-253451) of the Company (the “Registration Statement”), and the prospectus supplement dated October 5, 2021 and filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) of the Securities Act on October 7, 2021 (the “Prospectus Supplement”).

The Notes were issued pursuant to an Indenture (the “Base Indenture”), dated as of December 18, 2012, between the Company and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”), as supplemented, in the case of the New 2031 Notes, by the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”), dated as of March 2, 2012, between the Company and the Trustee, and, in the case of the 2051 Notes, by the Fifth Supplemental Indenture (the “Fifth Supplemental Indenture” and together with the Base Indenture and the Fourth Supplemental Indenture, the “Indenture”), dated as of October 8, 2021, between the Company and the Trustee.

The New 2031 Notes are represented by a global security, a form of which is included as an exhibit to the Fourth Supplemental Indenture. The 2051 Notes are represented by a global security, a form of which is included as an exhibit to the Fifth Supplemental Indenture.

The New 2031 Notes will pay interest semi-annually in cash in arrears on March 15 and September 15 of each year, beginning on March 15, 2022. The 2051 Notes will pay interest semi-annually in cash in arrears on October 15 and April 15 of each year, beginning on April 15, 2022. The Notes are the Company’s senior unsecured obligations and will rank equally in right of payment with all of its other senior indebtedness and senior to all of its future indebtedness that is expressly subordinated in right of payment to the Notes.

The Indenture contains covenants that, among other things, restrict the Company’s ability to incur liens on assets to secure certain debt and merge, consolidate or sell, assign, transfer, lease convey or otherwise dispose of all or substantially all of its assets, subject to certain qualifications and exceptions. The Indenture includes customary events of default, including payment defaults and certain events of bankruptcy, insolvency or reorganization.

The Company may redeem some or all of the Notes at any time or from time to time prior to December 15, 2030, in the case of the New 2031 Notes, and April 15, 2051, in the case of the 2051 Notes, at a specified “make-whole” premium described in the Indenture. The Company also has the option at any time or from time to time on or after December 15, 2030, in the case of the New 2031 Notes, and April 15, 2051, in the case of the 2051 Notes, to redeem the applicable Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, as more fully described in the Indenture. A copy of the Fourth Supplemental Indenture was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated March 2, 2021, and filed with the SEC on March 2, 2021. A copy of the Fifth Supplemental Indenture is filed as Exhibit 4.1 to this report. The description of the terms of the Fourth Supplemental Indenture and the Fifth Supplemental Indenture in this Item 1.01 are qualified in their entirety by reference to such exhibits.

Amended and Restated Credit Facility

On October 8, 2021 (the “Credit Agreement Effective Date”), the Company, Northwest Pipeline LLC (“Northwest”) and Transcontinental Gas Pipe Line Company, LLC (“Transco” and, together with the Company and Northwest, the “Borrowers”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with the lenders named therein and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent. The Credit Agreement may be used for (i) refinancing the outstanding indebtedness under that certain Credit Agreement, dated as of July 13, 2018, among the Borrowers, the lenders named therein and Citibank, N.A., as administrative agent, and (ii) working capital, acquisitions, capital expenditures and other general corporate, partnership or limited liability company, as applicable, purposes.

The Borrowers may borrow, in the aggregate, up to $3.75 billion under the Credit Agreement. Northwest and Transco are each subject to a $500 million borrowing sublimit. In addition, the Borrowers may request an increase of up to an additional $500 million in commitments from either new lenders or increased commitments from existing lenders named in the Credit Agreement. However, at no time may the aggregate commitments under the Credit Agreement exceed $4.25 billion. The Credit Agreement allows for same day swingline borrowings up to an aggregate amount of $200 million, subject to other utilization of the aggregate commitments under the Credit Agreement. The facility made available under the Credit Agreement is initially available for five years from the Credit Agreement Effective Date (the “Maturity Date”). The Borrowers may request an extension of the Maturity Date for an additional one-year period up to two times, to allow a Maturity Date as late as the seventh anniversary of the Credit Agreement Effective Date, subject to certain conditions.

Interest on borrowings under the Credit Agreement is payable at rates equal to: (1) for ABR Borrowings (as defined in the Credit Agreement), the Alternate Base Rate (as defined in the Credit Agreement) for each day plus the Applicable Rate (as defined in the Credit Agreement), (2) for Eurodollar Borrowings (as defined in the Credit Agreement), the LIBOR Rate for the interest period in effect for such borrowing plus the Applicable Rate, and (3) for Swing Line Loans (as defined in the Credit Agreement), at a rate per annum equal to the Swing Line Rate (as defined in the Credit Agreement) for each day. The Company is required to pay a commitment fee based on the unused portion of the commitments under the Credit Agreement. The applicable rates and the commitment fee are determined by reference to a pricing schedule based on the applicable Borrower’s senior unsecured debt ratings.

Under the Credit Agreement the Company is required to maintain a ratio of debt to EBITDA of no greater than 5.00 to 1.00. If the Company, in any fiscal quarter, makes one or more acquisitions for a total aggregate purchase price that exceeds or equals $25 million, the Company is required to maintain a ratio of debt to EBITDA of no greater than 5.50 to 1.00 for the fiscal quarter in which the acquisition occurs. For each of Transco and Northwest and their respective consolidated subsidiaries, the ratio of debt to capitalization (defined as net worth plus debt) is not permitted to be greater than 65%. Each of the above ratios will be tested beginning at the end of the first fiscal quarter ending after the Credit Agreement Effective Date and thereafter at the end of each subsequent fiscal quarter, and the debt to EBITDA ratio is measured on a rolling four-quarter basis.

The Credit Agreement contains customary representations and warranties and affirmative, negative and financial covenants which were made only for the purposes of the Credit Agreement and as of the specific date (or dates) set forth therein, and may be subject to certain limitations as agreed upon by the contracting parties. The Credit Agreement contains various covenants that limit, among other things, each Borrower and each Borrower’s respective material subsidiaries’ ability to grant certain liens supporting indebtedness, each Borrower’s ability to merge or consolidate, sell all or substantially all of its assets in certain circumstances, make certain distributions during an event of default, and each Borrower and each Borrower’s respective material subsidiaries’ ability to enter into certain restrictive agreements.

The Credit Agreement includes customary events of default. If an event of default occurs with respect to a Borrower, the lenders will be able to terminate the commitments for all Borrowers and accelerate the maturity of the loans of the defaulting Borrower and exercise other rights and remedies.

In connection with the entry into the Credit Agreement, the Company has reduced the size of its commercial paper program to $3.5 billion.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 8, 2021, the Borrowers entered into the Credit Agreement as described under Item 1.01 above. The description of the Credit Agreement and the commercial paper program reduction under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

4.1	Fifth Supplemental Indenture, dated as of October 8, 2021, between The Williams Companies, Inc. and The Bank of New York Mellon Trust Company, N.A. as trustee.

10.1	Amended and Restated Credit Agreement dated as of October 8, 2021, between The Williams Companies, Inc., Northwest Pipeline LLC, and Transcontinental Gas Pipeline Company, LLC, as borrowers, the lenders named therein, and Wells Fargo Bank, National Association, as Administrative Agent.

104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document (contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WILLIAMS COMPANIES, INC.

Dated:October 8, 2021	By:	/s/ Robert E. Riley, Jr.
Robert E. Riley, Jr.
Corporate Secretary